Exhibit 5.1

November 17, 2010

Anheuser-Busch InBev Worldwide Inc.,

        1209 Orange Street,

              Wilmington, DE 19801.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of Brazilian real 750,000,000 aggregate principal amount of 9.750% Notes due 2015 (the “Debt Securities”) of Anheuser-Busch InBev Worldwide Inc., a Delaware corporation (the “Issuer”), and the related guarantees (the “Guarantees”) of the Debt Securities by Anheuser-Busch InBev SA/NV (the “Parent Guarantor”) and Anheuser-Busch Companies, Inc., BrandBrew S.A. and Cobrew NV/SA (each a “Subsidiary Guarantor,” and together with the Parent Guarantor, the “Guarantors”), we, as your United States counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

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Upon the basis of such examination, we advise you that, in our opinion, (1) the Debt Securities constitute valid and legally binding obligations of the Issuer and (2) the Guarantees constitute valid and legally binding obligations of the respective Guarantors, subject in each case, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

We note that, as of the date of this opinion, a judgment for money in an action based on the Debt Securities or the related Guarantees in a Federal or state court in the United States ordinarily would be enforced in the United States only in United States dollars. The date used to determine the rate of conversion of Brazilian reais into United States dollars will depend upon various factors, including which court renders the judgment. Under Section 27 of the New York Judiciary Law, a state court in the State of New York rendering a judgment on a Debt Security or Guarantee would be required to render such judgment in Brazilian reais, and such judgment would be converted into United States dollars at the exchange rate prevailing on the date of entry of the judgment.

The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. For purposes of our opinion, we have, with your approval, assumed that (i) BrandBrew S.A. is validly existing as a company limited by shares (société anonyme) under the laws of Luxembourg, (ii) each of Cobrew NV/SA and Anheuser-Busch InBev SA/NV is a validly existing limited liability company (société anonyme/naamloze vennotschap) under the laws of Belgium, (iii) the Indenture has been duly authorized, executed and delivered by each of BrandBrew S.A., Cobrew NV/SA and Anheuser-Busch InBev SA/NV under the laws of its jurisdiction of organization, (iv) the execution and delivery of the Indenture and the execution, issuance, sale and delivery of the Debt Securities and the Guarantees have not resulted in any breach or violation of, or conflict with, any Luxembourg or Belgian statute, rule or regulation and (v) the provisions of the Indenture designating the law of the State of New York as the governing law of the Indenture are valid and binding on each of BrandBrew S.A., Cobrew NV/SA and Anheuser-Busch InBev SA/NV under the laws of its jurisdiction of organization. We note that, with respect to all matters of Belgian law and Luxembourg law, you are relying upon the opinions of Linklaters LLP, dated today’s date.

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Also, we have relied as to certain factual matters on information obtained from public officials, officers of the Issuer and the Guarantors and other sources believed by us to be responsible, and we have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee thereunder, an assumption which we have not independently verified.

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 6-K relating to the Debt Securities and Guarantees to be incorporated by reference in the Registration Statement relating to the Debt Securities (File No. 333-169514) filed on Form F-3 in accordance with procedures of the Securities and Exchange Commission and to the reference to us under the heading “Validity of Securities” in the prospectus supplement, dated November 9, 2010, relating to the Debt Securities and Guarantees. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP